FOR IMMEDIATE RELEASE

May 9, 2006

Contacts:  Rosemarie Faccone

      Susan Jordan

      732-577-9997

UMH PROPERTIES, INC. REPORTS FIRST QUARTER EARNINGS

FREEHOLD, NEW JERSEY, May 9, 2006.........………UMH Properties, Inc. (AMEX:UMH) reported net income of $2,141,000 or $0.22 a share for the quarter ended March 31, 2006, as compared to $2,456,000 or $0.27 a share for the quarter ended March 31, 2005.

A summary of significant financial information for the three months ended March 31, 2006 and 2005 is as follows:

For the Three Months Ended

	3/31/06	3/31/05

Total Revenues	$9,512,000	$8,543,000
Total Expenses	$7,389,000	$6,080,000
Net Income	$2,141,000	$2,456,000
Net Income per Share	$.22	$.27
FFO (1)	$2,949,000	$3,291,000
FFO per Share (1)	$.30	$.36
Weighted Average Shares Outstanding	9,898,000	9,213,000

 (1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the quarter ended March 31, 2006 and 2005 is calculated as follows:

	2006	2005

Net Income	$2,141,000	$2,456,000
(Gain) Loss on Sales of Depreciable Assets	(17,000)	8,000
Depreciation Expense	825,000	827,000

FFO	$2,949,000	$3,291,000

The following are the cash flows provided (used) by operating, investing and financing activities for the three months ended March 31, 2006 and 2005:

	2006	2005

Operating Activities	$1,927,000	$1,575,000
Investing Activities	(1,869,000)	(5,040,000)
Financing Activities	(711,000)	1,156,000

Samuel A. Landy, President, stated, “The business of UMH Properties, Inc. is the ownership and operation of land leased manufactured housing communities and the sale of manufactured homes into these communities.  Manufactured home community occupancy for UMH is stable.  Our sales of manufactured homes into our communities are increasing.  UMH also maintains a portfolio of REIT securities, engages in hedging transactions involving the sale of ten-year treasury notes, and maintains interest rate swaps.”

Mr. Landy further stated, “In the first quarter of 2006, we recorded gains on sales of securities available for sale of $314,000, as compared to $633,000 for the first quarter of 2005.  Accounting for our interest rate swaps required us to reduce interest expense for the quarter by $219,000 as compared to $546,000 for the first quarter of 2005.  Income and expense from our securities portfolio, our derivative position and our interest rate swaps are volatile.  UMH has substantial cash and borrowing power available should investment opportunities arise.”

UMH, a publicly-owned REIT, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.  In addition, the Company owns a portfolio of REIT securities.

# # # #